Exhibit 5.1

[Letterhead of Ameren Services Company]

December 9, 2008

Central Illinois Light Company

300 Liberty Street

Peoria, Illinois 61602

Ladies and Gentlemen:

I am an Associate General Counsel of Ameren Services Company, an affiliate of Central Illinois Light Company, an Illinois corporation (the “Company”), which provides legal and other professional services to the Company.  The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-155416-01) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an indeterminate amount of securities, which became effective on November 17, 2008.  On December 9, 2008, the Company issued and sold $150,000,000 of its 8.875% Senior Secured Notes due 2013 (the “Notes”) pursuant to an indenture dated as of June 1, 2006 between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”).

In connection with the issuance and sale of the Notes by the Company, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, the Indenture, a specimen of the Notes, corporate and other documents, records and papers and certificates of public officials.  In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents.  I am a member of the Bar of the State of Illinois and, for purposes of this opinion, do not hold myself out as an expert on the laws of any jurisdiction other than the State of Illinois.

On the basis of such review, I am of the opinion that the Notes have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on December 9, 2008, which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Craig W. Stensland
Craig W. Stensland
Associate General Counsel